Exhibit 99.1

Duluth Holdings Inc. Announces Fourth Quarter and Fiscal 2015 Financial Results

Belleville, WI - Apr. 7, 2016 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced its financial results for the fiscal fourth quarter and year ended January 31, 2016.

Highlights for the Fourth Quarter Ended January 31, 2016

•	Net sales increased 27.5% to $140.4 million compared to $110.1 million in the prior-year fourth quarter
•	Gross margin increased 40 basis points (bps) to 56.1% compared to 55.7% in the prior-year fourth quarter
•	Adjusted EBITDA[1] increased 35.3% to $20.1 million compared to $14.9 million a year ago
•	GAAP net income was $17.5 million, or $0.58 per diluted share, compared to $13.9 million, or $0.58 per diluted share in the prior-year fourth quarter
•	Pro forma net income was $11.3 million, or $0.37 per diluted share, compared to $8.3 million, or $0.35 per diluted share in the prior-year fourth quarter
•	During the quarter, the Company opened a retail store in Sioux Falls, South Dakota, and now operates a total of 7 retail stores and 2 outlet stores

1See Reconciliation of GAAP net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

Highlights for the Fiscal Year ended January 31, 2016

•	Net sales increased 31.2% to $304.2 million compared to $231.9 million in the prior year
•	Gross margin increased 50 bps to 57.0% compared to 56.5% a year ago
•	Adjusted EBITDA[1] increased 27.5% to $34.0 million compared to $26.7 million a year ago
•	GAAP net income was $27.4 million, or $1.06 per diluted share, compared to $23.6 million, or $0.99 per diluted share in the prior year
•	Pro forma net income was $17.3 million, or $0.66 per diluted share, compared to $14.2 million, or $0.59 per diluted share in the prior year
•	During fiscal 2015, the Company opened 2 retail stores and 1 outlet store

1See Reconciliation of GAAP net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

“Fiscal 2015 was a milestone year for Duluth Trading. We became a publicly traded company, made great strides in increasing our brand awareness through highly successful marketing campaigns and opened three new stores bringing our total store count to nine.  We also made strategic investments in our infrastructure to better serve our customers and position our business for growth and scale,” said Stephanie Pugliese, Chief Executive Officer of Duluth Trading.

“We are especially proud of our financial performance despite the unusually warm weather and a highly promotional retail environment during the fourth quarter. Our fourth quarter net sales were up nearly 28% and we expanded our gross margin rate by 40 basis points.  The strong performance in both our direct and retail segments contributed to another record quarter and year of increased net sales.

“Looking forward to fiscal 2016, we believe that the strong brand awareness and momentum generated in fiscal 2015 will pave the way to another successful year.  We are on track to open four to five new stores, and we will continue to make strategic investments in infrastructure and information technology to support our growth. Our focus for fiscal 2016 will be continuing to build our brand awareness, accelerating retail expansion, selectively broadening assortments in certain men’s product categories, and growing our women’s business.”

Operating Results for the Fourth Quarter Ended January 31, 2016

Net sales increased 27.5% to $140.4 million, compared to $110.1 million in the same period a year ago. The net sales increase was driven by 24.6% growth in direct net sales and 57.0% growth in retail net sales, with growth achieved across the vast majority of product categories. The direct net sales gains were largely attributable to strong customer response to Duluth Trading’s innovative products as well as successful marketing efforts, which drove greater traffic to the Company’s website and sales through its call center. The increase in retail net sales was primarily attributable to the opening of two new retail stores and one outlet store during fiscal 2015, coupled with growth in comparable store sales.

Gross profit increased 28.5% to $78.8 million, or 56.1% of net sales, compared to $61.3 million, or 55.7% of net sales, in the corresponding prior-year period. The increase in gross profit was primarily due to increased net sales, coupled with improved gross margins.  The improved gross margins were due to product mix and lower product costs.

Selling, general and administrative expenses increased 26.5% to $59.8 million, compared to $47.3 million in the same period a year ago, reflecting higher net sales and support for the growth of our business.   As a percentage of net sales, advertising and marketing costs decreased 20 basis points to 20.1%, compared to 20.3% in the corresponding prior-year period. As a percentage of net sales, selling expense increased 10 basis points to 14.0%, compared to 13.9% in the corresponding prior-year period, primarily due to an increase in distribution labor and customer service, driven by higher third party logistics (“3PL”) utilization during the peak holiday season, which was partially offset by a decrease in shipping expense, as a result of favorable shipping rates coupled with being closer to our customers due to our regional 3PLs. As a percentage of net sales, general and administrative expenses decreased 20 basis points to 8.5% from 8.7% in the same period a year ago, primarily reflecting operating leverage on higher sales.

Income tax expense was $1.3 million, which was comprised of $1.2 million for a one-time deferred tax expense recognized upon the conversion of the Company to a “C” corporation and $0.1 million of expense related to activity during the portion of fiscal 2015 that the Company was a “C” corporation (November 25, 2015 through January 31, 2016).

Adjusted EBITDA was $20.1 million, or 14.3% of net sales, compared to $14.9 million, or 13.5% of net sales, in the prior-year period.  Duluth Trading defines Adjusted EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense and provision for income taxes adjusted for the impact of certain items, including non-cash and other items.

GAAP net income was $17.5 million, or $0.58 per diluted share, compared to $13.9 million, or $0.58 per diluted share, in the prior-year period. Pro forma net income was $11.3 million, or $0.37 per diluted share, compared to $8.3 million, or $0.35 per diluted share, in the prior-year period.

The pro forma net income gives effect to the conversion of the Company to a “C” corporation, which was effective November 25, 2015. Prior to such conversion, the Company was an “S” corporation and generally not subject to income taxes. The pro forma net income, therefore, includes an adjustment for income tax expense on the income attributable to controlling interest as if the Company had been a “C” corporation as of February 4, 2013 at an assumed combined federal, state and local effective tax rate of 40%, which approximates the calculated statutory rate for each period.

Balance Sheet and Liquidity

The Company ended the quarter with a cash balance of approximately $37.9 million, with working capital of $73.7 million, and no borrowings on its $40.0 million revolving line of credit. Inventory increased 33.7% to $55.3 million, compared to $41.4 million at the end of fiscal 2014. Ending inventory increased at a slightly higher rate than sales growth during fiscal 2015 primarily due to the fully stocked inventory levels necessary to meet demand for the fall and winter selling seasons.

Fiscal 2016 Outlook and Long-Term Financial Targets

•	Net sales in the range of $370.0 million to $380.0 million
•	Adjusted EBITDA[1] in the range of $40.0 million to $42.5 million
•	GAAP EPS in the range of $0.66 to $0.70 per diluted share
•	Capital expenditures of $24.0 to $25.0 million[2]
•	Four to five new retail store openings, adding 45,000 to 55,000 additional selling square footage

1See Reconciliation of GAAP net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

2Fiscal 2016 capital expenditures include the Company’s plan to open four to five retail stores coupled with the expansion of our distribution center at the Company’s Belleville location and information technology investments.

The Company also reaffirmed its long-term financial targets of approximately 20% net sales growth, 25% adjusted EBITDA growth and 25% net income growth.

Conference Call Information

A conference call and audio webcast with analysts and investors will be held on Thursday, April 7, 2016 at 4:30 pm Eastern Time, to discuss the results and answer questions.

•	Live conference call: 866-777-2509 (domestic) or 412-317-5413 (international)
•	Conference call replay available through April 21, 2016: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10082222
•	Live and archived webcast: ir.duluthtrading.com

The Company is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. In order to pre-register for the call, investors can visit http://dpregister.com/10082222  and enter in their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call on April 7th.

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American.   Based in Belleville, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com

Non-GAAP Measurements

Management believes that non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table “Reconciliation of GAAP Net Income to EBITDA and EBITDA to Adjusted EBITDA,” for a reconciliation of GAAP Net Income to EBITDA and EBITDA to Adjusted EBITDA for the three months and fiscal year ended January 31, 2016, versus the three months and fiscal year ended February 1, 2015.  Adjusted EBITDA is a metric used by management and frequently used by the financial community, which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including statements concerning Duluth Trading's plans, objectives, goals, beliefs, business strategies, future events, business conditions, its results of operations, financial position and its business outlook, business trends and certain other information herein are forward-looking statements, including Duluth Trading’s ability to execute on its growth strategies and statements under the heading “Fiscal 2016 Outlook and Long-Term Financial Targets.” You can identify forward-looking statements by the use of words such as “may,” ”might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “believe,” “estimate,” “project,” “target,” “predict,” “intend,” “future,” “budget,” “goals,” “potential,” “continue,” “design,” “objective,” “would” and other similar expressions. The forward-looking statements are not historical facts, and are based upon Duluth Trading's current expectations, beliefs, estimates, and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond Duluth Trading's control. Duluth Trading's expectations, beliefs and projections are expressed in good faith, and Duluth Trading believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs, estimates, and projections will be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements, including, among others, the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on December 17, 2015. Forward-looking statements speak only as of the date the statements are made. Duluth Trading assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances or other changes affecting forward-looking information except to the extent required by applicable securities laws.

Investor Contacts:

Julie MacMedan (310) 622-8242

Paige Hart (310) 622-8244

Financial Profiles, Inc.

Duluth@finprofiles.com

# # #

(Tables Follow)

DULUTH HOLDINGS INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	January 31, 2016	February 1, 2015
ASSETS	(unaudited)
Current Assets:
Cash	$37,873	$7,881
Accounts receivable	20	17
Other receivables	76	74
Inventory, net	55,303	41,363
Prepaid expenses	3,683	2,716
Deferred catalog costs	1,435	1,300
Total current assets	98,390	53,351
Property and equipment, net	21,529	16,880
Goodwill	402	402
Other assets, net	299	316
Total assets	$120,620	$70,949
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$10,611	$14,199
Income taxes payable	1,308	—
Line of credit	—	600
Current maturities of long-term debt	722	828
Accrued expenses:
Salaries and benefits	3,649	3,429
Deferred revenue	2,744	4,029
Freight	2,089	1,912
Product returns	1,244	961
Other	2,323	1,679
Total current liabilities	24,690	27,637
Long-term debt, less current maturities	4,301	4,255
Deferred rent obligations, less current maturities	1,112	795
Deferred tax liabilities	31	—
Total liabilities	30,134	32,687
Commitments and contingencies
Shareholders' equity:
Capital stock	85,389	802
Retained earnings	3,443	36,025
Accumulated other comprehensive loss	(27)	(45)
Total shareholders' equity of Duluth Holdings Inc.	88,805	36,782
Noncontrolling interest	1,681	1,480
Total shareholders' equity	90,486	38,262
Total liabilities and shareholders' equity	$120,620	$70,949

DULUTH HOLDING INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share figures)

	Three Months Ended		Fiscal Year Ended
	January 31, 2016	February 1, 2015	January 31, 2016	February 1, 2015
Net sales	$140,377	$110,131	$304,157	$231,867
Cost of goods sold	61,585	48,832	130,636	100,877
Gross profit	78,792	61,299	173,521	130,990
Selling, general and administrative expenses	59,797	47,288	144,371	106,964
Operating income	18,995	14,011	29,150	24,026
Interest expense	80	82	306	341
Other income, net	62	305	181	422
Income before income taxes	18,977	14,234	29,025	24,107
Income tax expense	1,339	—	1,339	—
Net income	17,638	14,234	27,686	24,107
Less: Net income attributable to noncontrolling interest	98	335	247	460
Net income attributable to controlling interest	$17,540	$13,899	$27,439	$23,647
Basic earnings per share (Class A and Class B):
Weighted average shares of common stock outstanding	29,557	23,815	25,250	23,815
Net income per share attributable to controlling interest	$0.59	$0.58	$1.09	$0.99
Diluted earnings per share (Class A and Class B):
Weighted average shares and equivalents outstanding	30,240	23,956	25,978	24,002
Net income per share attributable to controlling interest	$0.58	$0.58	$1.06	$0.99
Pro forma net income information (Note 1):
Income attributable to controlling interest before provision for income taxes	$18,879	$13,899	$28,778	$23,647
Pro forma provision for income taxes	7,552	5,560	11,511	9,459
Pro forma net income attributable to controlling interest	$11,327	$8,339	$17,267	$14,188
Pro forma basic net income per share attributable to controlling interest (Class A and Class B)	$0.38	$0.35	$0.68	$0.60
Pro forma diluted net income per share attributable to controlling interest (Class A and Class B)	$0.37	$0.35	$0.66	$0.59

Note 1:  The unaudited pro forma net income information gives effect to the conversion of the Company to a “C” corporation on November 25, 2015. Prior to such conversion, the Company was an “S” corporation and generally not subject to income taxes. The pro forma net income, therefore, includes an adjustment for income tax expense on the income attributable to controlling interest as if the Company had been a “C” corporation as of February 4, 2013 at an assumed combined federal, state and local effective tax rate of 40%, which approximates the calculated statutory rate for each period. No pro forma income tax expense was calculated on the income attributable to noncontrolling interest because this entity did not convert to a “C” corporation. The unaudited pro forma basic and diluted net income per share Class A and Class B common stock is computed using the unaudited pro forma net income, as discussed above.

DULUTH HOLDINGS INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Fiscal Year Ended
	January 31, 2016	February 1, 2015
Cash flows from operating activities:
Net income	$27,686	$24,107
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,837	1,821
Amortization of stock-based compensation	720	74
Deferred income taxes	31	—
Loss on disposal of property and equipment	5	4
Changes in operating assets and liabilities:
Accounts receivable	(3)	(16)
Other receivables	(2)	393
Inventory	(13,623)	(10,554)
Prepaid expense	(967)	(1,214)
Deferred catalog costs	1,502	157
Trade accounts payable	(5,544)	4,239
Income taxes payable	1,308	—
Accrued expenses and deferred rent obligations	264	3,617
Net cash provided by operating activities	14,214	22,628
Cash flows from investing activities:
Purchases of property and equipment	(7,306)	(5,269)
Purchases of other assets	(56)	(105)
Deconsolidation of Schlecht Enterprises, LLC	—	(1,773)
Net cash used in investing activities	(7,362)	(7,147)
Cash flows from financing activities:
Net proceeds from initial public offering	83,923	—
Proceeds from line of credit	102,862	56,615
Payments on line of credit	(103,462)	(56,015)
Proceeds from long term debt	47,100	632
Payments on long term debt	(46,899)	(927)
Payments on capital lease obligations	(261)	(47)
Distributions to shareholders	(60,077)	(15,078)
Distributions to holders of noncontrolling interest in variable interest entities	(390)	(330)
Capital contributions to variable interest entities	344	50
Net cash provided by (used in) financing activities	23,140	(15,100)
Increase in cash	29,992	381
Cash at beginning of period	7,881	7,500
Cash at end of period	$37,873	$7,881
Supplemental disclosure of cash flow information
Interest paid	$301	$340
Property and equipment acquired under capital leases	$—	$323

DULUTH HOLDINGS INC.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	January 31, 2016	February 1, 2015	January 31, 2016	February 1, 2015
Net income	$17,638	$14,234	$27,686	$24,107
Depreciation and amortization	839	534	2,837	1,821
Interest expense	80	82	306	341
Income tax expense	1,339	—	1,339	—
EBITDA	$19,896	$14,850	$32,168	$26,269
Non-cash stock based compensation	221	21	720	74
Payment of grantees' tax liabilities associated with grant of restricted stock awards	—	—	1,115	318
Adjusted EBITDA	$20,117	$14,871	$34,003	$26,661

DULUTH HOLDINGS INC.

Segment Information

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	January 31, 2016	February 1, 2015	January 31, 2016	February 1, 2015
Net sales
Direct	$125,100	$100,398	$266,341	$208,909
Retail	15,277	9,733	37,816	22,958
Total net sales	$140,377	$110,131	$304,157	$231,867
Operating income
Direct	$14,761	$11,405	$21,031	$19,500
Retail	4,234	2,606	8,119	4,526
Total operating income	18,995	14,011	29,150	24,026
Interest expense	80	82	306	341
Other income, net	62	305	181	422
Income before income taxes	$18,977	$14,234	$29,025	$24,107